SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported) September 14, 2006
VERAMARK TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-13898	16-1192368

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3750 Monroe Avenue, Pittsford, New York 14534
(Address of Principal Executive Offices including zip code)
(585) 381-6000
(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 14, 2006, the Board of Directors of the Registrant granted options to purchase 10,000 shares of the Registrant’s Common Stock to Michael R. Holly, a newly elected member of the Board of Directors of Registrant, pursuant to the Registrant’s stock option plan. The option price per share was the closing price of the shares on the date of grant. The options granted vest one year from the date of grant.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On September 14, 2006, the Board of Directors of the Registrant increased the number of directors constituting the Board of Directors to six and elected Michael R. Holly, 60, a Director to serve in that position until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. Mr. Holly has been appointed a member of the Nominating and Audit Committees of the Board of Directors. Mr. Holly has no material relationship with the Registrant (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Registrant).
The Registrant issued a press release regarding Mr. Holly’s appointment, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
Exhibit 99.1 —Press Release of Veramark Technologies, Inc. dated September 14, 2006.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2006	Veramark Technologies, Inc.
(Registrant)

	By	/s/ David G. Mazzella
David G. Mazzella President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated September 14, 2006, issued by Veramark Technologies, Inc. (the “Registrant”).